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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation or organization)	41-0448030 (IRS Employer Identification No.)
800 Nicollet Mall, Minneapolis, Minnesota (Address of principal executive offices)	55402 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  / /

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  / /

Securities Act registration statement file number to which this relates:            (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange, Inc. Chicago Stock Exchange, Incorporated Pacific Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

    The Board of Directors of Xcel Energy Inc., a Minnesota corporation (the "Company"), has declared a dividend of one right (a "Right") for each outstanding share of common stock, par value $2.50 per share, of the Company held of record at the close of business on the tenth business day following the first public announcement by the Company of the granting of an order by the Securities and Exchange Commission permitting to become effective the Company's declaration with respect to such dividend (the "Record Time"). Shares of Common Stock issued after the Record Time and prior to the Separation Time (as defined in the Rights Agreement referred to below) or issued at any time after the Record Time pursuant to options and convertible securities, if any, outstanding at the Separation Time will also have Rights attached to them. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of December 13, 2000 (the "Rights Agreement"), between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

    The description of the Rights contained in the Company's Current Report on Form 8-K dated as of the date hereof is hereby incorporated by reference herein.

    The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate, Assignment and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights incorporated by reference to the Company's Current Report on Form 8-K, dated as of the date hereof is qualified in its entirety by reference to the Rights Agreement and such exhibit thereto.

Item 2.  Exhibits.

Exhibit No.	Description
(1)	Rights Agreement (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K (file no. 1-3034) filed on the date hereof)
(2)	Forms of Rights Certificate, Assignment and Election to Exercise, included in Exhibit A to the Rights Agreement.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

XCEL ENERGY INC.
By	/s/ PAUL PENDER Paul Pender Vice President and Treasurer

Date:  January 4, 2001

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE